EXHIBIT 99.1

NEOSE TECHNOLOGIES REPORTS FIRST QUARTER FINANCIAL RESULTS

HORSHAM, PA, May 3, 2005 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the quarter ended March 31, 2005.

For the quarter ended March 31, 2005, the Company reported a net loss of $11,267,000, or $0.40 per basic and diluted share, compared to a net loss of $9,503,000, or $0.48 per basic and diluted share, for the same period in 2004. The increased net loss for the 2005 period was primarily due to increased research and development expenses of $1,747,000, resulting from higher personnel costs, increased preclinical study and the operating expenses associated with the Company’s Horsham, Pennsylvania laboratory facility, which was occupied in April 2004. The Company reported revenues of $1,348,000 for the first quarter of 2005, compared to $1,250,000 for the first quarter of 2004. The increase in revenues for the 2005 period was largely due to revenues recognized under the Company’s BioGeneriX agreements, neither of which was in effect during the first quarter of 2004.

The Company’s general and administrative expenses were $2,978,000 for the quarter ended March 31, 2005 compared to $2,862,000 for the same period last year. The increase for the 2005 period is due to higher consulting and accounting fees, partially offset by lower personnel costs.

The Company ended the first quarter with $64,275,000 in cash and cash equivalents.  In February 2005, we offered and sold 8,050,000 shares of our common stock at a public offering price of $4.00 per share, generating net proceeds of $30,006,000. In March 2005, we implemented measures to reduce the rate of our cash utilization. Previously, we had estimated that our average quarterly net cash utilization for 2005 would be approximately $11 million, based on estimates of revenues from collaborations and operating expenses. As a result of these actions, we now estimate that our average quarterly net cash utilization will be approximately $9 million, starting in the second quarter of 2005. The actions included modifying the cash bonus program for officers, reducing officers’ base salaries for one year, reducing planned operating expenses and capital expenditures, and effectively limiting headcount during 2005.

NEOSE TECHNOLOGIES, INC.	Page 2

Conference Call

The Company will host a conference call at 5:00 p.m. (EDT) on May 3, 2005, to discuss the first quarter financial results and update investors on company developments.  The dial-in number for domestic callers is (888) 855-5428. The dial-in number for international callers is (719) 457-2665.  A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 5542196. The replay number for international callers is (719) 457-0820, also using the passcode 5542196.  Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins.  Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties.  Neose’s first two proprietary candidates are GlycoPEG-EPO (NE-180), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).  It is expected that an investigational new drug application (IND) for NE-180 will be submitted to the U.S. Food and Drug Administration (FDA) during the second quarter of 2005.  In addition, it is expected that the equivalent of an IND will be submitted in an EU country by the end of 2005 for GlycoPEG-GCSF.

NEOSE TECHNOLOGIES, INC.	Page 3

Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,

	2005	2004

Revenue from collaborative agreements	$1,348	$1,250

Operating expenses:
Research and development	9,625	7,878
General and administrative	2,978	2,862

Total operating expenses	12,603	10,740

Operating loss	(11,255)	(9,490)
Other income	22	—
Interest income	304	105
Interest expense	(338)	(118)

Net loss	$(11,267)	$(9,503)

Basic and diluted net loss per share	$(0.40)	$(0.48)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	27,947	19,943

Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31, 2005	December 31, 2004

Assets
Cash and cash equivalents	$64,275	$45,048
Accounts receivable and other current assets	1,989	2,768

Total current assets	66,264	47,816
Property and equipment, net	40,219	41,133
Intangible and other assets, net	1,519	1,782

Total assets	$108,002	$90,731

Liabilities and Stockholders’ Equity
Current liabilities	$11,178	$11,897
Long-term debt and capital lease obligations	12,700	13,759
Deferred revenue, net of current portion	3,495	3,688
Other liabilities	518	533

Total liabilities	27,891	29,877
Stockholders’ equity	80,111	60,854

Total liabilities and stockholders’ equity	$108,002	$90,731

NEOSE TECHNOLOGIES, INC.	Page 4

CONTACTS:

          Neose Technologies, Inc.
                    A. Brian Davis
                    Sr. Vice President and Chief Financial Officer
                    (215) 315-9000
                    Barbara Krauter
                    Manager, Investor Relations
                    (215) 315-9004

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and discussions of risk factors in the Company’s subsequent SEC filings.

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